File No. 333-

As filed with the Securities and Exchange Commission on May 7, 2004.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAUL CENTERS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	52-1833074
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7501 Wisconsin Avenue, Bethesda, Maryland 20814

(Address of Principal Executive Offices)

THE SAUL CENTERS, INC.

2004 STOCK PLAN

( Full Title of the Plan)

Scott Schneider

Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Saul Centers, Inc.

7501 Wisconsin Avenue

Bethesda, Maryland 20814

(Name and Address of Agent for Service)

(301) 986-6000

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas H. McCormick, Esq.

Shaw Pittman LLP

2300 N Street, N.W.

Washington, D.C. 20037

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $.01 par value per share	600,000 shares	$25.43	$15,285,000	$1,933.19

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under The Saul Centers, Inc. 2004 Stock Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c), based on the average of the high and low sales price on May 3, 2004, as reported by the New York Stock Exchange.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the Commission, are incorporated herein by this reference and made a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2003, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Registrant’s fiscal year ended December 31, 2003; and

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-11 (File No. 33-4562) filed pursuant to the Securities Act of 1933, as amended, as incorporated by reference in the Registrant’s Registration Statement on Form 8-A filed pursuant to the Exchange Act, including any amendments or reports filed to update the description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification.

The Registrant is incorporated under the laws of the State of Maryland. As permitted by Maryland law, and as set forth in the Registrant’s Amended and Restated Bylaws, a director or officer of the Registrant is entitled to indemnification by the Registrant against reasonable expenses, including attorneys’ fees, incurred in connection with a civil or criminal proceeding in which such director or officer has been involved, or to which he has been, or is threatened to be, made a party, by reason of being a director or officer. In addition, indemnification may be provided against judgments, fines and amounts paid in settlement in such proceedings. In general, however, indemnification is not available where the director or officer acted in bad faith or personally gained a financial profit or other advantage to which he was not legally entitled. The directors and officers of the Registrant are covered by insurance policies against certain liabilities which might be incurred by them in such capacities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5	Opinion of Shaw Pittman LLP with respect to legality of the Common Stock registered hereunder (filed herewith).

23.a	Consent of Ernst & Young LLP (filed herewith).

23.b.	Consent of Shaw Pittman LLP (included in its opinion filed as Exhibit 5 hereto).

24	Power of Attorney (included in signature page).

99	The Saul Centers, Inc. 2004 Stock Plan (filed herewith).

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or the aggregate, represents a fundamental change in the information set forth in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statements;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering.

(b) Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland, on this 7th day of May, 2004.

SAUL CENTERS, INC., a Maryland corporation (Registrant)

By:	/s/ B. Francis Saul II
B. Francis Saul II
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott V. Schneider and B. Francis Saul III, and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and any or all other documents in connection therewith, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all said attorney-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ B. Francis Saul II B. Francis Saul II	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 7, 2004

/s/ B. Francis Saul III B. Francis Saul III	President and Director	May 7, 2004

Signature	Title	Date

/s/ Philip D. Caraci Philip D. Caraci	Vice Chairman of the Board	May 7, 2004

/s/ Scott V. Schneider Scott V. Schneider	Senior Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)	May 7, 2004

/s/ Kenneth D. Shoop Kenneth D. Shoop	Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 7, 2004

/s/ John E. Chapoton John E. Chapoton	Director	May 7, 2004

/s/ Gilbert M. Grosvenor Gilbert M. Grosvenor	Director	May 7, 2004

/s/ Philip C. Jackson, Jr. Philip C. Jackson, Jr.	Director	May 7, 2004

/s/ David B. Kay David B. Kay	Director	May 7, 2004

/s/ General Paul X. Kelley General Paul X. Kelley USMC (Ret.)	Director	May 7, 2004

/s/ Charles R. Longsworth Charles R. Longsworth	Director	May 7, 2004

/s/ Patrick F. Noonan Patrick F. Noonan	Director	May 7, 2004

/s/ James W. Symington James W. Symington	Director	May 7, 2004

/s/ John R. Whitmore John R. Whitmore	Director	May 7, 2004

EXHIBIT INDEX

Exhibit Number	Description

5	Opinion of Shaw Pittman LLP (including consent) with respect to legality

23.a	Consent of Ernst & Young LLP

23.b	Consent of Shaw Pittman LLP (included in its opinion filed as Exhibit 5 hereto)

24	Power of Attorney (included in signature page)

99	The Saul Centers, Inc. 2004 Stock Plan